Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 8, 2019, with respect to the audited financial statements of Zion Oil & Gas, Inc. for the year ending December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM, LLP
www.rbsmllp.com
New York, New York
November 27, 2019